CASH SYSTEMS, INC. EXECUTES LETTER OF INTENT TO PURCHASE
                    ASSETS OF CASINO CASH ACCESS PROVIDER


     Minneapolis, June 4, 2003 -- Cash Systems, Inc. (OTC Bulletin Board:
CSHS), a provider of cash access solutions for the gaming industry, announced today that it entered into a non-binding letter of intent to purchase the assets and selected liabilities of another casino cash access company. This company provides check cashing, ATM and credit card cash advance services to several Native American casinos across the United States and, if the transaction is completed, will significantly increase Cash Systems' full-service check cashing client base.

     This proposed asset purchase transaction is subject to completion of due diligence and the satisfaction of several other conditions, including the execution of a definitive purchase agreement. If completed, the transaction is expected to be funded all or partly with Cash Systems common stock.

     Craig Potts, President and CEO of Cash Systems, Inc. stated, "One of our goals as a public company is to continue achieving above average growth levels through acquisition of companies in related fields. An opportunity to acquire a company that competes in the same field as us is something that we are very interested in and will immediately begin due diligence on. As we have stated previously, increasing our full-service check cashing client base was a short term goal and this would quickly help us attain that goal."

About Cash Systems, Inc.

     Minneapolis-based Cash Systems, Inc. has grown from a regional ATM provider to one of four cash access companies serving the gaming industry. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Cash Systems gaming clients are comprised of both Native American and commercial entities. Please visit http://www.cashsystemsinc.com for more information.

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     This press release may contain forward-looking statements, including the company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the company's plan of operation, changes in the company's anticipated earnings and other factors detailed in the company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.